Exhibit 99

News Release

MEADWESTVACO CORPORATION
One High Ridge Park
Stamford Connecticut 06905

Media contact:	Investor Relations contacts: contacts:
Robert G. Crockett	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7583	tel 203 461 7616	tel 203 461 7543

FOR IMMEDIATE RELEASE

MeadWestvaco Reports First Quarter 2003 Results

STAMFORD, CONN., April 21, 2003 - MeadWestvaco Corporation (NYSE: MWV) reported today a net loss of $76 million, or 38 cents per share in the first quarter of 2003. Results include a cumulative effect charge of 2 cents per share related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. The loss from continuing operations was $72 million, or 36 cents per share. Included in the loss from continuing operations are charges for termination benefits and asset writedowns of 5 cents per share related to facility closures, costs related to the early retirement of debt of 3 cents per share, gains on the sales of forestlands of 1 cent per share and pension income of 6 cents per share. Net sales for the first quarter were $1.69 billion.
			First Quarter Ended March 31,
	2003 ($ millions)	2003 EPS	20021 ($ millions)	20021 EPS
Loss from continuing operations	$(72)	$(.36)	$(56)	$(.33)
Discontinued operations			(7)	(.04)
Cumulative effect of change in accounting principle SFAS No. 143 (2003), SFAS No. 142 (2002)	(4)	(.02)	(352)	(2.09)
Net loss	$(76)	$(.38)	$(415)	$(2.46)

1Includes only two months of The Mead Corporation due to the timing of the merger.

Demand in most of the company's markets was weak during the quarter, reflecting uncertain economic conditions compounded by the war and global tensions. Revenues in the company's largest segment, Packaging, were $932 million, up compared to last year, due to higher shipments and marginally improved pricing. Last year's first quarter also reflected a weak environment, including market and maintenance-related downtime. In the first quarter of 2003, results for the Packaging segment were impacted by higher costs for wood and energy, as well as production challenges, which are now largely resolved. Markets for coated papers remained challenging during the quarter, and the paper operations also experienced higher wood and energy costs. Early signs of improving demand in advertising diminished as the quarter progressed, leading to some erosion of earlier price increases. Results in the Consumer and Office Products and Specialty Chemicals segments reflected somewhat weaker demand.

"We are responding to the current economic uncertainty by reducing our planned capital expenditures from $500 million to $400 million, well below depreciation, accelerating additional cost reduction initiatives, continuing our planned synergy capture and maintaining our commitment to a strong balance sheet," said John A. Luke, Jr., chairman and chief executive officer.

During the first quarter of 2003, costs for energy, maintenance and wood were higher compared to the first three months of last year. Energy costs were $17 million higher than for the first quarter last year. Maintenance costs were $10 million higher, primarily due to the acceleration of planned activities in the coated paper operations. Wood costs were $14 million higher due to unusually wet weather and heavy snow which limited timber harvesting and transportation at several mills.

Due to the timing of the Mead and Westvaco merger, reported financial results for the first quarter of 2002 are based on three months of operations for Westvaco Corporation and two months for The Mead Corporation. In the first quarter of 2002, results from continuing operations were a loss of $56 million, or 33 cents per share, which reflects the company's U.S. containerboard business as a discontinued operation. That business was sold in the third quarter of 2002. Included in the loss from continuing operations are restructuring and merger-related charges of 20 cents per share, gains on the sales of forestlands of 5 cents per share and pension income of 11 cents per share.

Provided below is a discussion of segment results. Comparisons to last year's first quarter reflect pro forma adjustments to include three months of operations of The Mead Corporation as if the merger had been completed at the beginning of the first quarter of 2002.

Packaging
In millions	First Quarter Ended March 31,
	2003	2002 Reported	2002 Pro forma
Sales	$932	$771	$845
Segment profit	49	25	32

In the Packaging segment, sales increased to $932 million during the first quarter of 2003 compared to pro forma sales of $845 million a year ago. Higher volume in most paperboard grades and improved pricing from prior year levels reflects the absence of downtime and stable demand for the company's paperboard and converted products across key end-use markets, as well as an increase in bleached board exports. Operating profit for the first quarter was $49 million compared to prior year pro forma operating profit of $32 million, and down from fourth quarter 2002 operating profit due to seasonal weakness and higher costs related to energy, wood and operating inefficiencies.

In consumer packaging, results improved compared to the prior year due to higher sales, enhanced product mix and lower costs. Sales increased from last year reflecting improvement in each key consumer packaging market served in the U.S. and Europe, including media, pharmaceutical, healthcare, cosmetics and other general consumer markets. Sales were down seasonally from the fourth quarter of 2002. The beverage packaging systems business is moving ahead with a nationwide rollout of the new FridgeMaster™ carton. Results for this business were favorable to last year and seasonally lower than the fourth quarter of 2002.

Rigesa, Ltda., the company's Brazilian packaging operation, recorded improved operating results compared to last year due to higher shipment volume, improved pricing and cost control.

Paper

In millions		First Quarter Ended March 31,
	2003	2002 Reported	2002 Pro forma
Sales	$512	$407	$526
Segment loss	(16)	(12)	(18)

In the Paper segment, sales were $512 million for the first quarter of 2003 compared to pro forma 2002 sales of $526 million. Compared to fourth quarter of 2002, coated paper pricing improved as a portion of last year's announced price increases was realized; however, shipments declined during the first quarter. Coated paper pricing was down from first quarter 2002, but shipments were in line with prior year levels.

The Paper segment reported an operating loss of $16 million, compared to a 2002 pro forma loss of $18 million. Higher costs, including for energy and wood, accelerated planned maintenance and weaker product mix offset the benefits of synergy savings achieved during the quarter.

Consumer and Office Products
In millions	First Quarter Ended March 31,
	2003	2002 Reported	2002 Pro forma
Sales	$168	$144	$177
Segment profit (loss)	(4)	2	3

In the Consumer and Office Products segment, sales were $168 million compared to pro forma 2002 sales of $177 million. The first quarter is typically a slow period for this segment as the company builds inventory for seasonally stronger sales of office, school and calendar products later in the year. The Consumer and Office Products segment reported a loss of $4 million compared to a pro forma 2002 profit of $3 million principally due to lower sales and higher manufacturing costs.

Specialty Chemicals
In millions	First Quarter Ended March 31,
	2003	2002 Reported
Sales	$82	$77
Segment profit	8	13

In the Specialty Chemicals segment, sales were $82 million for the first quarter of 2003 compared to 2002 sales of $77 million. Sales were higher than the prior year for carbon products, asphalt and dye dispersants. Segment operating profit for the first quarter was $8 million compared to an operating profit of $13 million last year. Higher costs, including energy, and a weaker mix impacted profitability.

Outlook

"As we begin the second quarter, demand continues to be weak. While we expect future quarters to benefit from seasonal strength, our commitment is to take actions to improve earnings," said Mr. Luke. "During the quarter, we realized $82 million in synergies and are on track to achieve our goal of $360 million in savings this year. Recognizing that the benefits this quarter were offset by higher costs, we are committed to additional cost reduction initiatives while focusing on strategies to enhance the earning power of our business platforms."

Conference Call

MeadWestvaco will broadcast its first quarter analyst conference call today at 10:00 a.m. (EDT) with access available via the Internet and telephone. Investors may participate in the live conference call by dialing 800 593 0644 (toll-free domestic) or 1 484 630 9957 (international). Passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins.

The live conference call and presentation slides may be accessed on MeadWestvaco's website at http://www.meadwestvaco.com/invest/presentations.html. After connecting to this page, look for a link with instructions to access the webcast in listen and view mode. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software. The webcast will be available for replay starting at noon on April 21, 2003, and will be archived for one month.

A replay of the call will be available for one month via the telephone starting at noon on April 21, 2003, and can be accessed at 888 397 5639 (toll-free domestic) or 1 402 998 1279 (international).

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five-Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to continue to realize anticipated cost savings and to integrate successfully; competitive pricing for the company's products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company's reports filed with the SEC.

Consolidated statements of operations
In millions, except per share data	First Quarter Ended
(Unaudited)	March 31,
	2003	20021
Net sales	$1,694	$1,407

Cost of sales	1,514	1,267
Selling, research and administrative expenses	210	184
Interest expense	77	68
Other (income) expense, net	2	(17)
Loss from continuing operations before income taxes	(109)	(95)
Income tax benefit	(37)	(39)
Loss from continuing operations	(72)	(56)
Discontinued operations2		(7)
Cumulative effect of accounting change3	(4)	(352)

Net loss	$ (76)	$ (415)

Loss per share, basic and diluted4:
Continuing operations	$(.36)	$ (.33)
Discontinued operations2		(.04)
Cumulative effect of accounting change3	(.02)	(2.09)
Net loss	$(.38)	$(2.46)

Shares used to compute net loss per share:
Basic and diluted	200.2	168.2

1 MeadWestvaco's financial results for quarter ended March 31, 2002 include three months of operations for Westvaco Corporation and two months for The Mead Corporation.
2 Reflects disposition of the Mead domestic containerboard division in the third quarter of 2002.

3 On January 1, 2003, the company recorded a charge of $4 million net-of-tax for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143. At the end of the second quarter of 2002, the company recorded a goodwill impairment charge of $352 million, which was reflected as a cumulative effect of a change in accounting principle as of January 1, 2002 in the connection with the adoption of SFAS 142. This charge had no tax benefit as the related goodwill cannot be deducted for tax purposes.

4 Impact of dilutive shares not included for the quarter ended March 31, 2003 and 2002, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated balance sheets	At March 31,	At December 31,
In millions (Unaudited)	2003	2002
Assets
Cash and cash equivalents	$ 96	$ 372
Receivables, net	836	894
Inventories	1,124	1,002
Other current assets	180	163
Current assets	2,236	2,431

Plant and forestlands, net	7,778	7,834
Prepaid pension asset	976	970
Goodwill	743	743
Other assets	983	943
	$12,716	$12,921

Liabilities and shareholders' equity
Current liabilities	$ 1,548	$ 1,620
Long-term debt	4,229	4,233
Deferred income taxes	1,727	1,757
Other long-term obligations	468	480
Shareholders' equity	4,744	4,831
	$12,716	$12,921

Business segment information
In millions (Unaudited)	First Quarter Ended
	March 31,
	2003	20021	2002
Sales			Pro forma3
Packaging	$ 932	$ 771	$ 845
Paper	512	407	526
Consumer & Office Products	168	144	177
Specialty Chemicals	82	77	77
Corporate and other	33	35	37
Total	1,727	1,434	1,662
Intersegment eliminations	(33)	(27)	(33)
Consolidated totals	$1,694	$1,407	$1,629

Operating profit
Packaging	$ 49	$ 25	$ 32
Paper	(16)	(12)	(18)
Consumer & Office Products	(4)	2	3
Specialty Chemicals	8	13	13
Corporate and other2	(146)	(123)	(138)
Consolidated totals	$(109)	$ (95)	$(108)

1 MeadWestvaco's financial results for the quarter ended March 31, 2002 include three months of operations for
   Westvaco Corporation and two months for The Mead Corporation.

2 Corporate and other include the restructuring and merger-related expenses.

3 The unaudited pro forma information for the quarter ended March 31, 2002 reflects the results of continuing operations as if the business combination between Westvaco and Mead had been completed at the beginning of the period presented and includes adjustments for depreciation, depletion and amortization for the increase of Mead's fixed and identified intangible assets to a fair market value basis. This selected unaudited pro forma combined financial information is included only for the purposes of illustration, and it does not necessarily indicate what the operating results would have been if the business combination between Westvaco and
   Mead had been completed at the beginning of the periods presented. Moreover, this information does not necessarily indicate what the future operating results of the company will be.

MeadWestvaco Corporation and consolidated subsidiary companies